Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

GALAXY GAMING, INC.

and

THE MEMBERSHIP INTEREST HOLDERS OF
PROGRESSIVE GAMES PARTNERS LLC

February 25, 2020

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 25, 2020, by and among Galaxy Gaming, Inc., a Nevada corporation (“Purchaser”), Boston Nominees Limited, the legal owner of the membership interests of Progressive Games Partners LLC, an Isle of Man limited liability company (the “Company”) (“Legal Owner”) and each beneficial holder of the membership interests of the Company (each, a “Seller” and collectively, the “Sellers”).  The Sellers are listed on the signature page to this Agreement.

R E C I T A L S

WHEREAS, the Sellers own beneficially, in the aggregate, one hundred percent (100%) of the outstanding membership interests of the Company (the “Equity Interests”);

WHEREAS, each Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from each Seller, the Equity Interest owned by such Seller, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Legal Owner is the registered member of one hundred percent (100%) of the outstanding membership interests of the Company;

WHEREAS, the Legal Owner has agreed to be party to this Agreement:

(i)	as trustee for the Sellers in respect of the transfer of the Equity Interests; and

(ii)	for the purposes of Section 2.1;

WHEREAS, on or about the date of the execution and delivery of this Agreement, Purchaser, Sellers and PNC BANK, National Association (the “Deposit Agent”) have entered into an Escrow Agreement, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), and Purchaser has deposited the Earnest Money Deposit (as defined below) with the Deposit Agent pursuant thereto;

WHEREAS, prior to the execution of this Agreement, Sellers provided to Purchaser copies of Company License Agreements (as defined below), some in redacted form, and certain financial information related thereto (“Pre-Agreement Disclosures”);

WHEREAS, in addition to other pre-closing terms and conditions set forth in this Agreement, following the execution of this Agreement and deposit of the Earnest Money Deposit, the Purchaser shall have an opportunity to review unredacted copies of the Company License Agreements and the Earnest Money Deposit shall be subject to return, forfeiture, or application to the Purchase Price (as defined below) pursuant to the Company License Agreement Contingency (as defined below) and the other terms and conditions of this Agreement;

WHEREAS, commencing promptly following the expiration or waiver of the Company License Agreement Contingency and achieving completion at least three (3) days prior to the Closing, the Company and the Sellers shall consummate, or cause to be consummated, the Pre-Closing Reorganization (as defined below), which reorganization shall include the transfer of the Company’s shareholdings in its Subsidiaries (as defined below) and all other assets of the Company (other than the Company License Agreements and Company Owned Intellectual Property) where the only remaining assets will be the Company License Agreements and the Company Owned Intellectual Property (as defined below) (the “Pre-Closing Reorganization”);

WHEREAS, sixty percent (60%) of the consideration for the purchase of the Equity Interests is to be held back at Closing, with (a) the cash portion of such holdback being deposited with the Deposit Agent to be held in escrow in accordance with the terms hereof and the Escrow Agreement, and (b) the stock portion of such holdback being reserved and held by Purchaser or placed with an intermediary in accordance with the terms hereof and any agreement required by such any intermediary; and

WHEREAS, following the consummation of the Pre-Closing Reorganization and immediately prior to the Closing, subject to Section 2.4, the only assets of the Company will be the Company License Agreements and the Company Owned Intellectual Property.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1         Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation, investigation, audit, administrative hearing, or other proceeding of any nature.

“Aggregate Customer Losses” shall mean, subject to Section 2.5.1, the aggregate amount of license fee revenue that Defaulting Customers do not pay during the twelve (12) month period following Closing for the reasons set out in (a) through to (d) in the definition of Defaulting Customer, calculated based on the monthly average amount of license fee revenue in respect of the relevant License Out for the three (3) months preceding the date the Defaulting Customer first failed to pay for a reason set out in (a) through to (d) in the definition of Defaulting Customer, on a net basis (i.e., taking account of the directly related Licenses In costs relating to the lost revenue that will not then be incurred).

“Aggregate New License Revenue” shall mean the aggregate amount of license fees received by the Company during the eighteen (18) month period following Closing from Licenses Out that were executed (a) between the date of this Agreement and the Closing or (b) prior to the date of this Agreement but where no license fees in respect of such Licenses Out have been received by the Company prior to the date of this Agreement, provided that such Licenses Out were not included on the 2020 forecasts attached hereto as Schedule 3.20.

“Agreed Form” means in relation to any document, such document in the form agreed between the Sellers and the Purchaser acting reasonably together with such alterations as may be agreed between them in writing from time to time on the same basis.

“Agreement” shall have the meaning given to such term in the Preamble to this Agreement.

“Applicable Stock Price” means the average closing price of one share of Galaxy Common Stock for the twenty (20) trading days prior to the date of this Agreement, rounded, if necessary, to the nearest whole, one-hundredth decimal.

 “Books and Records” shall mean: (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Company (including records and lists of customers, distributors, suppliers and personnel), (c) all telephone and fax numbers used by the Company, in each case whether maintained as hard copy or stored in computer memory, and (d) the organizational documents of the Company.

“Business” shall mean the business and operations of the Company following completion of the Pre-Closing Reorganization.

“Cash Component” shall have the meaning given to such term in Section 2.3.2.1.

“Cash Holdback” shall have the meaning given to such term in Section 2.3.2.3.

“Cash Percentage” shall have the meaning given to such term in Section 2.3.2.1.

“Closing” shall have the meaning given to such term in Section 5.1.1.

 “Closing Date” shall have the meaning given to such term in Section 5.1.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meanings given to such term in the Preamble to this Agreement.

“Company IP Registrations” means all Company Owned Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, patent applications, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company License Agreement Contingency” shall have meaning given to such term in Section 2.2.2.

“Company License Agreements” shall mean the Licenses In and the Licenses Out.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company following completion of the Pre-Closing Reorganization.

“Company Systems” shall have the meaning given to such term in Section 3.12.7.

“Contracts” shall mean all written contracts, arrangements, licenses, understandings, purchase orders, invoices and other written agreements to which the Company is a party.

“Customer Loss Indemnity Cap” shall mean an amount equal to $1,242,500.

“Damages” shall mean all claims, demands, losses, liabilities, obligations, damages, expenses, actions, judgments, injunctions, orders, decrees, Taxes, fines or diminution of value, including, without limitation, interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation incurred as a result thereof; provided that Damages shall not include any exemplary or punitive damages unless awarded to a third party pursuant to a third party claim.

“Defaulting Customer” means a party carrying out any of the following actions during the twelve (12) month period following Closing with respect to a Company License Agreement:

(a) asserts that such party is not required to perform in accordance with the terms or conditions of the applicable Company License Agreement and subsequently refuses or fails to pay licenses fees (or any portion thereof); or

(b) does not consent to a change in control (or equivalent) resulting from the sale of the Company by the Sellers to the Purchaser (where it has a right to terminate in respect of such change in control); or

(c) otherwise exercises an early termination right; or

(d) none of (a) through (c) apply but the party does not pay as required under the Company License Agreement,

Without limiting the foregoing, a Defaulting Customer shall also include a party that declines, fails, or refuses to perform under a License Out because a different party failed to perform under a License In that is required for full performance under the applicable License Out.

“Deposit Agent” shall have the meaning given to such term in the Recitals to this Agreement.

“Disclosure Schedules” means the schedules delivered by Sellers and attached hereto modifying the representations and warranties of Sellers set forth in Article 3, as the same may be supplemented as provided in Section 6.6.

“Drop Dead Date” shall have the meaning given to such term in Section 5.1.1.

“Earnest Money Deposit” shall mean an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00).

“Employee Benefit Plan(s)” shall mean other than any obligations pursuant to any Laws: (a) any Employee Welfare Plan or any Pension Plan, (b) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA to which the Company has contributed or been obligated to contribute, and (c) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement (other than employment agreements with individual employees), arrangement or commitment maintained by the Company for the benefit of employees.

“Employee Welfare Plan” shall mean other than any obligations pursuant to any Laws, any “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, which the Company sponsors, or under which the Company may incur any liability, and which covers any employees, including each multi-employer welfare benefit plan.

“Encumbrances” shall mean any claim, lien, pledge, option, charge, mortgage, security interest, restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Equity Interests” shall have the meaning given to such term in the Recitals to this Agreement.

“Equity Restriction Agreement” shall mean that certain Equity Restriction Agreement in substantially the form attached hereto as Exhibit B among the Purchaser, the Sellers, and the Indirect Share Recipients, pursuant to which, among other things, the Sellers and the Indirect Share Recipients shall be subject to certain restrictions on transfer and voting with respect to the Stock Component.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” shall have the meaning given to such term in the Recitals to this Agreement.

“Escrow Deficiency” shall have the meaning given to such term in Section 2.5.2.

“Felt” shall mean Felt Limited, a company registered in the Isle of Man with company number 004327V and registered office at 2nd Floor, St Mary’s Court, 20 Hill Street, Douglas IM1 1EU.

“Financial Statements” shall have the meaning given to such term in Section 3.9.1.

“Full Company License Agreement Diligence Package” shall have the meaning given to such term in Section 2.2.2.

“Fundamental Representations and Warranties” shall mean such representations and warranties made by Sellers under Sections 3.4 (Capitalization; Title to Equity Interests); 3.5 (Subsidiaries and Joint Ventures); and 3.14 (Taxes).

“GAAP” shall mean generally accepted accounting principles as in effect in the United Kingdom on the date hereof, consistently applied.

“Galaxy Common Stock” shall mean the common stock of the Purchaser.

 “Gaming Approvals” shall mean the consents, registrations, approvals, findings of suitability, licenses, declarations, notices or filings required to be made, given or obtained under Gaming Laws in connection with this Agreement or any transactions contemplated by this Agreement, including, without limitation, the Pre-Closing Reorganization, Purchaser’s acquisition of the Equity Interests, and each Seller’s (or such Seller’s designee’s) receipt of the Stock Component.

“Gaming Authority” shall mean any Governmental Authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, the ownership or operations of any casinos or the ownership, operation or conduct of any other gaming activities and operations.

“Gaming Laws” shall mean, with respect to any Person, any Law governing or relating to the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, or online gaming products and services, the ownership or operation of any casinos or the ownership, operation or conduct of any other gaming activities and operations of such Person and such Person’s Affiliates, including the rules and regulations promulgated by any applicable Gaming Authority.

“Governmental Authority” shall mean: (a) any nation, state, county, city or other jurisdiction of any nature, (b) any federal, state, local, municipal, foreign or other government (or any department, agency, or political subdivision thereof), (c) any governmental or quasi-governmental authority of any nature, including, without limitation, Gaming Authorities, (d) any Native American tribal council or governing body, or (e) any body exercising executive, legislative, judicial, regulatory, tribal or administrative actions of or pertaining to government or tribal oversight.

“Indebtedness” shall mean any liability for borrowed money, including without limitation: (a) any liability evidenced by a note, (b) any obligation for the acquisition of property or assets, (c) the sale or factoring of any obligation under working capital or other debt facility, (d) any liability arising from a guarantee or endorsement of another Person’s borrowed money, (e) a promissory note or similar instrument of indebtedness, (f) any lease payments, and (g) any liability for the payment of purchase price from past acquisitions of the Company, or past acquisitions of other businesses by the Company.

“Indemnitee” shall have the meaning given to such term in Section 9.2.3.

“Indemnitor” shall have the meaning given to such term in Section 9.2.3.

“Indirect Share Recipients” means the owners of PGL.

“Intellectual Property” shall mean any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge of Sellers”, “to Sellers’ knowledge” and any similar phrase shall mean the actual knowledge of any Seller or any director or officer of the Company or PGL, or the knowledge that any such persons would likely have after reasonable inquiry.

“Laws” shall mean any and all case law, common law, and any and all federal, state, local or foreign laws, statutes, rules, regulations, executive orders, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority, including, without limitation, Gaming Laws.

“Licenses In” shall mean the licenses listed on Schedule 3.11.1(c).

“Licenses Out” shall mean the licenses listed Schedule 3.11.1(d).

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that, the determination of Material Adverse Effect shall not include, either alone or in combination, any (i) change, event, circumstance, effect or occurrence resulting from the execution of this Agreement or the announcement of the execution of this Agreement and the transactions contemplated hereby, or Purchaser’s proposed ownership and operation of the Company, or the Business; (ii) conditions affecting the Business generally or the target markets of the Business in particular, provided that the same do not have a materially disproportionate effect on the Business; (iii) changes in accounting policies or practices or any Laws; (iv) any adverse change, event, circumstance, effect or occurrence affecting the economy of the United States or any other country generally or the target markets of the Business in particular, provided that the same do not have a materially disproportionate effect on the Business, or (v) the effect of any change arising in connection with earthquakes, floods, other acts of God, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, except to the extent that the effect is material damage to a substantial portion of the assets of the Business taken as a whole.

“Materially Consistent” shall mean:

(A)         with respect to the Company License Agreements, that the Company License Agreements provide the same material economic advantage to Purchaser that could reasonably be inferred from the Pre-Agreement Disclosures.  Without limiting the foregoing, a License Out shall not be Materially Consistent with the Pre-Agreement Disclosures to the extent the customer is permitted to terminate a License Out other than as specified in the summaries of Licenses Out provided in the Pre-Agreement Disclosures; and

(B)          with respect to the 2019 Financial Statements, that the revenues from Licenses Out reflected in the 2019 Financial Statements are not more than five percent (5%) less than the revenues reflected in the draft financial statements of the Company for the period 1 January 2019 to 31 December 2019 provided in the Pre-Agreement Disclosures.

 “Net Defaulting Customer Loss Amount” shall have the meaning given to such term in Section 2.5.1.

 “Notices” or “notices” shall have the meaning given to such term in Section 12.9.

 “Obligation” shall mean any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, or contingent.

“Ordinary Course” means the ordinary course of Business of the Company consistent with past custom and practice.

“Pension Plan” shall mean other than any obligations pursuant to any Laws, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (including any “multiemployer plan,” as defined in Section 3(37) of ERISA), which the Company sponsors or to which the Company contributes or is required to contribute, or under which the Company may incur any liability.

“Permits” shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority.

“Person” means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

“PGL” means Progressive Games Licensing LLC, a California limited liability company and a Seller hereunder.

“Pre-Agreement Disclosures” shall have the meaning given to such term in the Recitals.

“Pre-Closing Obligations” shall have the meaning given to such term in Section 9.2.1(d).

“Pre-Closing Reorganization” shall have the meaning given to such term in the Recitals.

“Pre‑Closing Tax Period” shall have the meaning given to such term in Section 10.1.

“Pro Rata Share” shall mean, with respect to any Seller, such Seller’s Equity Interest represented as a percentage of the total outstanding Equity Interests of the Company, all as set forth on Schedule 2.1.

“Purchase Price” shall have the meaning given to such term in Section 2.3.1.

“Purchaser” shall have the meaning given to such term in the Preamble to this Agreement.

“Purchaser Damages” shall have the meaning given to such term in Section 9.2.5.

“Purchaser Prepared Returns” shall have the meaning given to such term in Section 10.2.

“Release Date Stock Price” means the average closing price of one share of Galaxy Common Stock for the twenty (20) trading days prior to the date shares of Galaxy Common Stock are released to the Purchaser by way of set off as permitted under Section 2.5.1 or Section 9.2.5, rounded, if necessary, to the nearest whole, one-hundredth decimal.

“Representative” shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Search Period” shall have the meaning given to such term in Section 2.6.1.

“Seller” and “Sellers” shall have the meaning given to such term in the Preamble to this Agreement.

“Seller Prepared Returns” shall have the meaning given to such term in Section 10.2.

“Stock Component” shall have the meaning given to such term in Section 2.3.2.1.

“Stock Escrow” shall have the meaning given to such term in Section 2.6.1.

“Stock Escrow Agent” shall have the meaning given to such term in Section 2.6.1.

“Straddle Period” shall have the meaning given to such term in Section 10.1.

“Subsidiary” and “Subsidiaries” shall mean, individually or collectively as the context may require, as to any Person, another Person with respect to which such Person owns, directly or indirectly, capital stock, capital interests, profits interests or other equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body).

“Tax(es)” shall mean: (a) all federal, state, local, or foreign taxes, levies or assessments in the nature of taxes, including all income, franchise, capital, profits, estimated, capital stock, real property, personal property, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, service, use, ad valorem, excise, gross receipts, value-added, unclaimed or abandoned property, and all other taxes of any kind whatsoever (whether disputed or not); (b) any interest, penalties, and additions to any of the foregoing; and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, successor or transferee liability, operation of Law, United States Treasury Regulations Section 1.1502-6(a) or any comparable provision of Law (or any predecessor or successor thereof), the Company’s (or any predecessor’s) status as a member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, or otherwise.

“Tax Audit” shall have the meaning given to such term in Section 10.3.

“Tax Return” shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Total Holdback Amount” shall mean an amount equal to $7,455,000, comprised of the Stock Component and cash.

“Unresolved Claims” shall mean any claims permitted under this Agreement that Purchaser has asserted prior to the applicable date that have not been resolved, including, without limitation, claims under Section 2.5 and Section 9.2.1.

ARTICLE 2
PURCHASE AND SALE

2.1         Sale and Purchase of the Equity Interests. On the Closing Date, subject to the other terms and conditions of this Agreement, the Legal Owner shall (subject to receipt of letters of direction from the Sellers), and the Sellers shall cause the Legal Owner to, transfer the Equity Interests to Purchaser, and Purchaser shall purchase and acquire the Equity Interests, free and clear of all Encumbrances.  The Purchase Price shall be allocated among the Sellers as set forth on Schedule 2.1 hereto.

2.2         Earnest Money Deposit and Company License Agreement Contingency.

2.2.1           Effective as of the execution of this Agreement, Purchaser has or shall promptly deposit the Earnest Money Deposit with the Deposit Agent subject to the terms and conditions of the Escrow Agreement.

2.2.2          Without limiting Sellers’ general obligations to provide information to Purchaser under ARTICLE 6, within three (3) days following the Purchaser’s deposit of the Earnest Money Deposit with the Deposit Agent, Sellers shall deliver to Purchaser full, complete, and unredacted copies of Company License Agreements, Company IP Registrations, and other information reasonably requested by the Purchaser to complete a customary diligence review of the Company License Agreements (the unredacted copies of Company License Agreements and such other information that is reasonably requested, the “Full Company License Agreement Diligence Package”).  In the event Purchaser reasonably determines that the previously redacted actual Company License Agreements, now received in a non-redacted form, are not Materially Consistent with the Pre-Agreement Disclosures, Purchaser shall have the right and option to terminate this Agreement and receive a full refund of the Earnest Money Deposit by providing written notice to Sellers within thirty (30) days following Purchaser’s receipt of the Full Company License Agreement Diligence Package (“Company License Agreement Contingency”).

2.2.3           If (a) Purchaser does not timely exercise its right to terminate this Agreement under the Company License Agreement Contingency, and (b) Purchaser fails to proceed to Closing as otherwise required under this Agreement, and (c) Sellers otherwise comply with, and are prepared to close in accordance with, the terms and conditions of this Agreement, and (d) the requirements of Section 7.1 are otherwise met, and (e) Purchaser does not exercise any other rights of termination provided under this Agreement, then Sellers shall be entitled to receive the Earnest Money Deposit as liquidated damages.

2.3         Purchase Price and Payment.

2.3.1           The total purchase price for the Equity Interests shall be $12,425,000.00 (the “Purchase Price”).

2.3.2           At the Closing, Purchaser shall pay the Purchase Price in the following manner:

2.3.2.1  Purchaser shall determine in its sole discretion the allocation of Purchase Price as to cash and the allocation of Purchase Price as to stock.  The portion of the Purchase Price payable in cash (such amount being, the “Cash Component”) must be at least $6,425,000.00 but not more than $10,425,000 (in each case inclusive of the Earnest Money Deposit).  The remaining portion of the Purchase Price shall be payable with a number of shares of Galaxy Common Stock having an aggregate value equal to the Purchase Price (using the Applicable Stock Price), less, an amount equal to the Cash Component (such number of shares being, in the aggregate, the “Stock Component”).  The percentages that each of the Cash Component and the Stock Component make up of the Purchase Price are referred to respectively as the “Cash Percentage” and the “Stock Percentage”.

2.3.2.2  The parties shall cause the Deposit Agent to continue to hold the Earnest Money Deposit ($250,000.00).

2.3.2.3  Purchaser shall deliver and deposit with the Deposit Agent an amount of cash (“Closing Cash Escrow Payment”) equal to (a) the product obtained by multiplying the Total Holdback Amount by the Cash Percentage, less (b) the Earnest Money Deposit.  Once the Closing Cash Escrow Payment is delivered to the Deposit Agent, the Closing Cash Escrow Payment and the Earnest Money Deposit are referred to together as the “Cash Holdback”.

2.3.2.4  Purchaser shall issue in the name of Sellers in accordance with each Seller’s Pro Rata Share, but hold and reserve on its stock ledger pursuant to Section 2.6.1 below, a number of shares of Galaxy Common Stock (“Stock Holdback”) equal to the product obtained by multiplying the Total Holdback Amount by the Stock Percentage.

2.3.2.5  Purchaser shall deliver to the Sellers in accordance with each Seller’s Pro Rata Share by wire transfer of immediately available funds to the bank accounts of the Sellers set forth in a written letter of direction executed by each Seller and delivered to Purchaser at least 5 days prior to Closing, an amount of cash equal to the Cash Component less the Cash Holdback.

2.3.2.6  Purchaser shall issue to the Sellers in accordance with each Seller’s Pro Rata Share a number of shares of Galaxy Common Stock equal to the Stock Component less the Stock Holdback.

2.3.3          Notwithstanding anything to the contrary, Purchaser shall be permitted to withhold any amounts of the Purchase Price as required by Law with respect to any Seller that is a foreign person within the meaning of Section 1445 of the Code; provided, however, that (i) before any such deduction and withholding, Purchaser shall give the Sellers five (5) days prior written notice of its intent to deduct and withhold, (ii) Purchaser shall cooperate in good faith with the Sellers in efforts to obtain reduction of or relief from such deduction and withholding, and (iii) Purchaser shall timely remit to the appropriate Governmental Authority any and all amounts so deducted and withheld and provide to Sellers such information statements and other documents required to be filed or provided under applicable Law.  All such amounts deducted, withheld and remitted by Purchaser shall be treated as delivered to Sellers.

2.4         Apportionments.

2.4.1            All costs, expenses and outgoings of the Business:

2.4.1.1  which relate to any period of time before and up to the Closing Date shall be borne and paid by the Sellers;

2.4.1.2  which relate to any period of time after the Closing Date shall be borne and paid by the Purchaser; and

2.4.1.3 which relate to a period which falls both before and after the Closing Date shall be apportioned on a time apportioned basis (based on the number of days in the relevant period) between the Purchaser and the Sellers but with the Closing Date itself apportioned on a 50/50 basis, and each party shall duly and promptly discharge its apportioned share of such costs, outgoings and expenses and where the Sellers have made payments which relate to the Purchaser’s apportioned period, such payment shall be treated as an adjustment to the Purchase Price.

2.4.2           All income or other amounts receivable in respect of the Business:

2.4.2.1   which relate to any period of time prior to and including the Closing Date shall belong to and be payable to and enforceable by the Sellers; and

2.4.2.2   which relate to any period of time after the Closing Date shall belong to and be payable to and enforceable by the Purchaser; and

2.4.2.3  which relate to a period of time which falls both prior to and after the Closing Date shall be apportioned on a time apportioned basis (based on the number of days in the relevant period but with the Closing Date itself shared on a 50/50 basis) between the Purchaser and Sellers and where income or other amounts receivable have been received by the Sellers at the Closing Date and which exceed its apportioned entitlement, it shall be treated as an adjustment to the Purchase Price, provided that this Section 2.4.2.3 shall not apply in respect of any amount in respect of Tax(es) received by one party and for which such party is required to account to a relevant Governmental Authority; and

2.4.2.4  each party shall account to the other for any such income or other amounts referred to at 2.4.2.3 as soon as practicable following receipt in cleared funds after the Closing Date, and in no event later than 90 days following Closing.  Each party shall cooperate with the other parties and provide all documentation reasonably necessary for the parties to provide a full and accurate accounting.

2.5         Defaulting Customers.

2.5.1           In the event Aggregate Customer Losses exceeds Aggregate New License Revenue by more than $50,000, Purchaser shall have the right to recover such excess amount from Sellers (“Net Defaulting Customer Loss Amount”) by disbursement to Purchaser from the Cash Holdback or the Stock Holdback, at Purchaser’s discretion, provided that (i) the Sellers shall not have any liability under this Section 2.5 to the extent that the Aggregate Customer Losses arise in connection with Purchaser’s breach of a License In that Purchaser is a direct party to, and (ii) the Sellers shall not have any liability under this Section 2.5 for Aggregate Customer Losses in excess of the Customer Loss Indemnity Cap.  The value of any shares of Galaxy Common Stock used for purposes of satisfying obligations under this Section 2.5.1 shall be the Release Date Stock Price.

2.5.2           If, as a result of a settled claim for indemnification pursuant to the terms of this Agreement, other than a claim under this Section 2.5, there are insufficient funds remaining with the Deposit Agent under the Escrow Agreement or shares remaining in the Stock Holdback or Stock Escrow, as applicable, to allow Purchaser to recover under this Section 2.5 an amount up to the Customer Loss Indemnity Cap (“Escrow Deficiency”), the Sellers shall promptly, and in no event later than five (5) days following demand from Purchaser, pay to the Purchaser on a dollar-for-dollar basis an amount equal to the Escrow Deficiency.

2.6         Certain Covenants.

2.6.1           During the first thirty (30) days following the date of this Agreement (“Search Period”), Purchaser shall use commercially reasonable efforts to locate a third-party intermediary that is willing to accept and hold the Stock Holdback in a manner substantially similar to the manner the Deposit Agent holds the Cash Holdback under the terms of the Escrow Agreement, including, without limitation, with respect to term and joint release concept (“Stock Escrow Agent”).  In the event Purchaser is able to locate a Stock Escrow Agent within the Search Period and (a) the Stock Escrow Agent is located within the United States of America, (b) Sellers agree to pay all applicable costs, including, without limitation, any fees charged by the Stock Escrow Agent, and (c) Purchaser’s advisors reasonably determine the applicable service will not cause any regulatory or material tax consequences, Purchaser and Sellers shall promptly take all actions and execute all documents reasonably necessary to deliver the Stock Holdback to the Stock Escrow Agent and commence the applicable service (“Stock Escrow”).  In the event Purchaser is not able to locate a qualifying Stock Escrow Agent or the conditions set forth above for a Stock Escrow are otherwise not met, Purchaser shall hold the Stock Component pursuant to the terms and conditions of this Agreement and Purchaser shall be deemed the “Stock Escrow Agent” for purposes of this Agreement.

2.6.2           Subject to the terms and conditions contained herein, in the Escrow Agreement, and in any Stock Escrow agreement, any portions of the Cash Holdback and the Stock Holdback not used to satisfy Purchaser Damages shall be released to the Sellers in the following manner:

2.6.2.1 Immediately following the twelve (12) month anniversary of the Closing Date, the parties shall cause the Deposit Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, any remaining portion of the Cash Holdback in excess of the product obtained by multiplying (a) the sum of the amount of the Customer Loss Indemnity Cap plus the amount of any Unresolved Claims, by (b) the Cash Percentage.

2.6.2.2 Immediately following the twelve (12) month anniversary of the Closing Date, the parties shall cause the Stock Escrow Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, any remaining portion of the Stock Holdback in excess of the product obtained by multiplying (a) the sum of the amount of the Customer Loss Indemnity Cap plus the amount of any Unresolved Claims, by (b) the Stock Percentage.

2.6.2.3  Within ten (10) days following the eighteen (18) month anniversary of the Closing Date, the parties shall cause the Deposit Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, any remaining portion of the Cash Holdback in excess of the product obtained by multiplying (a) the amount of the Unresolved Claims, by (b) the Cash Percentage.

2.6.2.4  Within ten (10) days following the eighteen (18) month anniversary of the Closing Date, the parties shall cause the Stock Escrow Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, any remaining portion of the Stock Holdback in excess of the product obtained by multiplying (a) the amount of the Unresolved Claims, by (b) the Stock Percentage.

2.6.2.5  Any amounts retained in the Cash Holdback or the Stock Holdback for Unresolved Claims shall be released by the Deposit Agent or the Stock Escrow Agent (to the extent not utilized to pay Purchaser Damages) upon their resolution in accordance with this Agreement.

2.6.2.6  In the event Purchaser collects Purchaser Damages from the Cash Holdback or Stock Holdback in proportions inconsistent with the Cash Percentage and Stock Percentage, Purchaser may adjust the above releases from the Stock Holdback and Cash Holdback appropriately to allow the same aggregate value of Cash Holdback and Stock Holdback to remain as if Purchaser had collected Purchaser Damages in proportions consistent with the Cash Percentage and Stock Percentage.

2.6.2.7  The Stock Escrow Agent and Purchaser shall effectuate the release of shares from the Stock Escrow by delivery of the certificates to the Sellers or, if directed by PGL, by the cancellation of the stock certificate issued to PGL and the issuance of new stock certificates in the names of the Indirect Share Recipients for an aggregate number of shares of Galaxy Common Stock as would otherwise be delivered to PGL.  If PGL directs that certain of the remaining Stock Component should be issued to an Indirect Share Recipient, such issue shall constitute good and irrevocable discharge of the Purchaser’s obligations to issue that part of PGL’s Pro Rata Share of the Stock Component under this Section.

2.6.3         Each Seller shall, after the Closing, provide Purchaser such information related to the Company, as necessary in order for Purchaser to prepare tax filings and audits and as reasonably requested in connection with debt or equity financings, Gaming Approvals, matters raised by Gaming Authorities, or Gaming Laws, provided Purchaser shall reimburse each Seller for any out-of-pocket costs reasonably incurred by the Seller in connection with such request.  Purchaser will not reveal any confidential data and/or information supplied by any Seller except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, as necessary for the foregoing purposes.

2.6.4          Sellers shall not directly or indirectly, for a period of twelve (12) months from the Closing Date, sell or develop online table games that are functionally similar or that would compete with the current products of the Company.  The Sellers shall not be restricted from operating Felt and developing products through Felt that are functionally similar to the current products of Felt.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers severally (and not jointly) represent and warrant to Purchaser as of the date of this Agreement as set forth below:

3.1         Organization and Existence.  The Company is a limited liability company or corporation, as applicable, duly formed or incorporated, validly existing and in good standing under the laws of the Isle of Man.  The Company has all requisite power and authority to own and operate its Business and to carry on such Business as presently conducted. The Company is licensed to do business in each jurisdiction in which the conduct of its Business or ownership of its properties make such licensing necessary, except for such jurisdictions in which the failure to be so duly licensed would not have a Material Adverse Effect on the Company.  Schedule 3.1 lists: (a) all legal names currently or ever used by the Company; (b) all entities ever merged with or into the Company or its predecessors; and (c) the address for each location at which the Company has or has ever had an office or otherwise has or has ever had any material assets.  Copies of the articles or certificates of organization or formation, operating agreements and other organization documents for the Company, each as amended to date, have been delivered to Purchaser, and are listed by title and date on Schedule 3.1.

3.2         Authorization. Each Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each Seller has been duly authorized by all necessary action on the part of such Seller.

3.3         Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by each Seller.  This Agreement constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.4         Capitalization; Title to Equity Interests.

3.4.1           The Equity Interests are owned by the Sellers in the amounts and percentages set forth on Schedule 3.4.1, in each case, free and clear of all Encumbrances.  The Equity Interests represent the only outstanding economic, voting, ownership or any other type of equity interest in the Company.  There are no securities in the Company other than the Equity Interests.

3.4.2           The certificate of organization and operating agreement of the Company do not impose upon any holder of any Equity Interests any obligation to make capital contribution commitments to the Company.

3.4.3           Except as set forth on Schedule 3.4.3, none of the Sellers are subject to any restrictions on transfer, rights of first refusal or other restrictions or obligations relating to the Equity Interests.  There are no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of membership or other interest or security in the Company, other than pursuant to any actions taken by on behalf of Purchaser or its affiliates.

3.4.4           Schedule 3.4.4 sets forth a list of the officers and directors of the Company.

3.5         Subsidiaries and Joint Ventures. The Company does not have any Subsidiaries, or own or have any interest in any shares, or have an ownership interest in any other Person other than those that will be transferred to the Sellers as part of the Pre-Closing Reorganization.

3.6        No Conflict or Violation; Consents. Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby, will result in: (a) a violation of, or a conflict with, the organizational documents of such Seller or the Company; (b) a violation by any Sellers or the Company of any applicable Law; (c) a violation by any Seller or the Company of any order, judgment, writ, injunction, decree or award to which such Seller or the Company is a party or by which any Seller or the Company is bound or affected; (d) a breach of or cause a default under, or result in the termination of, or accelerate the performance of, or create in favor of any Person other than the Company a right of termination or consent under, any Company License Agreement; or (e) an imposition of an Encumbrance on the Equity Interests, or the assets of the Company.

3.7         Gaming Jurisdictions; Governmental Consents and Approvals.  Schedule 3.7 sets forth: (a) a list of all operators with whom the Company conducts any Business, (b) to the extent available in public fora the jurisdictions in which the operators’ customers operate under the Company License Agreements, and (c) a list of all Permits and Gaming Approvals held by the Company.  Except as set forth on Schedule 3.7, and to Sellers’ knowledge, no Permit, Gaming Approval, other type of approval, consent, registration, or authorization is required or otherwise advisable to be held, made, or received by any Seller, the Company, or Purchaser in order to operate the Company License Agreements, execute and deliver this Agreement, consummate the transactions contemplated by this Agreement, or for the Company to continue the lawful operation of its Business following the Closing Date, in substantially the same manner as it is presently conducted by the Company, including, without limitation, operate under and collect proceeds from the Company License Agreements.  To the Knowledge of Sellers, no Licenses Out are used or operated in any jurisdiction where such use would be illegal under applicable law.

3.8         Pending Litigation. Except as set forth on Schedule 3.8, there exist no pending or, to the knowledge of each Seller, threatened Actions against the Company, or which have been initiated by the Company, or which would affect the ability of any Seller to consummate the sale of their respective Equity Interests.

3.9         Financial Information.

3.9.1          Financial Statements. Sellers have furnished to Purchaser copies of the financial statements listed on Schedule 3.9.1 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP on a consistent basis during the respective periods, fairly and accurately present in all material respects the financial condition of the Company to which it relates at the respective dates thereof and the results of operations of the Company to which it relates for the respective periods covered by the statements of income contained therein, and are correct and complete in all material respects (except that the unaudited Financial Statements are subject to normal year-end adjustments and do not contain all footnotes or other presentation items as required by GAAP).

3.9.2         Accounting Controls.  The Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that transactions have been executed with management’s authorizations, and transactions have been recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP.  As of the date of the most recent Financial Statement, there were no changes in the Company’s accounting procedures or internal controls.

3.9.3           Indebtedness.  The Company has no outstanding Indebtedness other than Indebtedness that will be novated or settled as part of the Pre-Closing Reorganization, which novated or settled Indebtedness will not have any tax implications to the Company.

3.9.4          Liabilities.  Other than Indebtedness that will be novated or settled as part of the Pre-Closing Reorganization, the Company has no liabilities or obligations known, asserted, absolute, contingent, accrued, unaccrued, liquidated, unliquidated, due, or to become due, including any liability for Taxes, except for those obligations under the Company License Agreements that are expressly included in the terms of the Company License Agreements that are related to periods following the Closing.

3.10       Real Property.  The Company does not lease any real property.  The Company does not own any interest in any real property.

3.11       Company License Agreements.

3.11.1          Schedule 3.11.1 sets forth a full a complete list of all Company License Agreements.  The Company holds the Company License Agreements free and clear of any Encumbrances.

3.11.2         Each Company License Agreement is valid, binding and enforceable against the Company, in accordance with its term, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  Each Company License Agreement is valid, binding and enforceable against the other parties thereto, in accordance with its terms. Except as set forth on Schedule 3.11.2, no party is in default, violation or breach in any material respect under any Company License Agreement, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Company License Agreement, and no party has threatened to terminate, default, violate, or breach any Company License Agreement.  Each Company License Agreement shall be in full force and effect without penalty in accordance with its terms immediately following the consummation of the transaction contemplated hereby.

3.11.3        The Licenses In and Company Owned Intellectual Property are sufficient for the Company’s continued operation of the Licenses Out in substantially the same manner as operated prior to the Closing and constitute all of the rights, property and assets necessary to operate the Licenses Out as currently conducted.  The Company is not required to possess or use any rights or property other than the Licenses In and Company Owned Intellectual Property in order to fully operate under the Licenses Out.

3.11.4        The Company has not committed to any agreements that will incur cost to the Company that are not set forth at Schedule 3.11.1.

3.12       Intellectual Property.

3.12.1        Schedule 3.12.1 contains a correct, current, and complete list of all Company Owned Intellectual Property, including, without limitation: (a) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status, (b) all unregistered Trademarks included in the Company Owned Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

3.12.2         The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Owned Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s Business, in each case, free and clear of Encumbrances.  The Company has not entered into any Contract with, or otherwise engaged, an independent contractor to create any Intellectual Property for the ownership, benefit or use of the Company.

3.12.3         Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Owned Intellectual Property or any Intellectual Property under the Company License Agreements.

3.12.4         To Sellers’ knowledge, all of the Company Owned Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Owned Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Owned Intellectual Property.

3.12.5         Except as set forth on Schedule 3.12.5 and to Sellers’ knowledge, the conduct of the Company’s Business and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.

3.12.6         Except as set forth on Schedule 3.12.6, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding) pending or threatened in writing (including in the form of offers to obtain a license): (a) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (b) challenging the validity, enforceability, registrability, patentability or ownership of any Company Owned Intellectual Property; or (c) by the Company or any other Person alleging any infringement, misappropriation or other violation by any Person of the Company Owned Intellectual Property. Neither Sellers nor the Company are aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective proceeding of a Governmental Authority (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Owned Intellectual Property.

3.12.7         Except as set forth on Schedule 3.12.7, the computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are used by the Company (“Company Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company’s Business. In the past eighteen (18) months, to Sellers’ knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (a) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s Business, (b) loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets, or (c) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company maintains commercially reasonable backup and data recovery plans.

3.13      Employees and Employee Benefit Plans.  The Company does not have and never has had any employees.  The Company does not have and never has had any or created or adopted any Employee Benefit Plans.  The Company does not have any employee, labor, or employee benefit related liabilities of any kind.

3.14       Taxes.  Schedule 3.14 contains a complete and accurate list of all Tax returns filed by the Company for calendar years 2008, 2009, 2010, 2013, 2014, 2015, 2016, 2017, 2018, and 2019, copies of which have been provided to Purchaser.  (a) All Tax Returns relating to the Company that were required by Law to be filed have been duly filed on a timely basis; (b) all amounts set forth thereon have been paid in full and all such Tax Returns were correct and complete in all material respects; (c) the Company has not waived or requested to waive any statute of limitations in respect of Taxes; (d) there are no pending or threatened Actions for the assessment or collection of income or other material Taxes that relate to the activities or income of the Company; (e) there are no liens for Taxes upon the assets of the Company other than liens for Taxes not yet due and payable or being contested in good faith; (f) all material Taxes which the Company was required by Law to withhold or to collect for payment have been duly withheld and collected; and (g) all Tax deficiencies of the Company determined as a result of any past completed audit have been satisfied. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.  The Sellers have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions for which Purchaser would have been obligated to collect or withhold Taxes.

3.15       Compliance with Law.  The Company has conducted its Business over the last five (5) years in compliance in all material respects with all Laws applicable to the conduct of its Business.  Except as set forth on Schedule 3.15, No Seller or the Company has received any written notice from, nor does any Seller have any knowledge that, any Governmental Authority or other Person is claiming or threatening to claim any violation or potential violation of any Law with respect to the Company.

3.16       Permits. To Sellers’ knowledge, the Company does not require any Permits or Gaming Approvals.

3.17       Insurance.  Schedule 3.17 contains an accurate list of all policies of insurance in effect on the date hereof relating to the Company.  All such policies are valid, outstanding and enforceable.  The Company has not received notice of any actual or threatened modification or cancellation of any such insurance.

3.18      Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Seller or the Company in such manner as to give rise to any claim for any brokerage or finders’ commission, fee or similar compensation.

3.19       Accounts Receivable; Expenses.

3.19.1         The accounts and notes receivable reflected in the Financial Statements of the Company are recorded in accordance with GAAP.   The accounts and notes receivable on the date of the most recent Financial Statements arose from bona fide transactions, including sales of goods or services rendered, and represent bona fide claims against debtors for sales, services performed or other charges and all of the goods delivered and services performed which give rise to such accounts were delivered or performed in accordance with applicable orders, contract or customer requirements. All reserves for bad debt shown on the Financial Statements of the Company are reflected properly in accordance with GAAP.

3.19.2         The collection practices employed by the Company with respect to the Business have not changed from the Ordinary Course since the date of the most recent Financial Statements.

3.19.3         There have been no unusual discounts or accelerations in connection with any accounts or notes receivable after the date of the most recent Financial Statements of the Company.

3.19.4         The Company shall have paid all expenses, charges, and liabilities currently due and owing.

3.20      Customers.  Schedule 3.20 sets forth a complete and accurate list of the names of all of the customers of the Company with respect to the Business, showing the approximate total billings in United States dollars to each such customer during the last fiscal year and the present year to date.  The Company has not received any written communication from any customer named on Schedule 3.20 of any intention to return, terminate or materially reduce purchases from the Company.

3.21       Bank Accounts.  Set forth on Schedule 3.21 is a complete list of all bank, brokerage or similar account of the Company and the names of all officers who are authorized to make withdrawals therefrom or dispositions thereof.  Sellers have provided Purchaser with copies of monthly bank statements for the past two (2) years for all bank accounts which received or paid funds on behalf of Company related to a Company License Agreement.

3.22       Books and Records.  The Books and Records of the Company have been maintained in all material respects in accordance with generally accepted industry practice.  The Books and Records are true in all material respects and fairly reflect the activities of the Company.

3.23       Questionable Payments.  None of the partners, members, owners, directors, managers, executives, officers, representatives, agents or employees of the Company (when acting in such capacity or otherwise on behalf of the Company): (a) has used or is using any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other corporate properties; (e) has made at any time since the date of formation any false or fictitious entries on the books and records of the Company; or (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company.

3.24      Investment Intent.  Sellers are acquiring the Stock Component for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof.  Sellers are “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended.  Sellers understand and agree that they may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Stock Component: (a) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, (b) any applicable provisions of state and local securities Laws, and (c) except in accordance with the Equity Restriction Agreement.

3.25     No Other Agreements to Sell the Company or the Equity Interests. The Sellers do not have any legal obligation, absolute or contingent, to any other Person to sell the Equity Interests or the assets of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement and as contemplated in the Pre-Closing Reorganization.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

4.1         Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

4.2        Authorization. Purchaser has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser.

4.3         Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4         No Conflict or Violation. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, will result in: (a) a violation of, or a conflict with, Purchaser’s organizational documents or any subscription, members’ or similar agreements or understandings to which Purchaser is a party; (b) a violation by Purchaser of any applicable Law; or (c) a violation by Purchaser of any order, judgment, writ, injunction, decree or award to which Purchaser is a party or by which Purchaser is bound or affected.

4.5         Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any claim for any brokerage or finders’ commission, fee or similar compensation.

4.6        Capital Structure.  The authorized stock of Purchaser consists of: 10,000,000 shares of Galaxy Preferred Stock, of which none were outstanding as of December 31, 2019, and 65,000,000 shares of Galaxy Common Stock, of which 18,017,944 shares were issued and outstanding as of December 31, 2019.  The Stock Component delivered as part of the Purchase Price will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

ARTICLE 5
CLOSING

5.1.1        Closing. The closing shall take place on or about April 1, 2020 or such later date as all of the conditions in ARTICLE 7 and ARTICLE 8 are fulfilled or waived (the “Closing”), but in no event shall the Closing be later than September 1, 2020 (the “Drop Dead Date”), at the offices of Howard & Howard Attorneys PLLC, Las Vegas, or at such other time and place mutually agreeable to the parties. The date on which Closing occurs is referred to herein as the “Closing Date”.  The Closing shall be deemed effective as of 12:01 AM EST on the Closing Date.

5.1.2       General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to ARTICLE 8 hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.

ARTICLE 6
PRE-CLOSING COVENANTS

The following covenants shall apply with effect from the date of this Agreement to and including the Closing Date.

6.1       Access to Information. The Company and Sellers shall give Purchaser and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties and assets and customers of the Company and to all of the Company’s documents, Books and Records relating to the Business and to make copies thereof and permit such representatives to interview and question the Company’s employees in the presence of a representative of the Company or Sellers. Purchaser will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Company and will be held confidential by those to whom it is disclosed.

6.2         Conduct of the Business Pending Closing. Between the date hereof and the Closing hereunder, the Company will:

6.2.1        conduct its Business in the Ordinary Course, except to the extent necessary to consummate the Pre-Closing Reorganization;

6.2.2        not enter into any Contract with any party, other than Contracts entered into in the Ordinary Course and to consummate the Pre-Closing Reorganization, and not amend, modify or terminate any Contract other than in the Ordinary Course without the prior written consent of Purchaser or as necessary to consummate the Pre-Closing Reorganization;

6.2.3        use commercially reasonable efforts to preserve its Business intact and to preserve its relationships with its customers and others with whom it deals consistent with past practice;

6.2.4        except in the Ordinary Course, not reveal, orally or in writing, to any party, other than Purchaser and Purchaser’s authorized agents, any of the business procedures and practices followed by it in the conduct of its Business or any technology used in the conduct of its Business;

6.2.5        maintain in full force and effect all of the insurance policies listed on Schedule 3.18 and make no change in any insurance coverage without the prior written consent of Purchaser;

6.2.6        continue to maintain all of its usual Books and Records in accordance with its past practices and not to make any material Tax elections, in each case except as necessary to consummate the Pre-Closing Reorganization;

6.2.7        not amend its articles of organization, operating agreement or other organizational documents;

6.2.8        not waive any material right or cancel any material claim;

6.2.9        maintain its entity existence and not merge or consolidate with any other entity;

6.2.10      comply in all material respects with all provisions of any Contract applicable to it and all applicable Laws consistent with past practices;

6.2.11      except with Purchaser’s consent, not make any capital expenditures in excess of $5,000 per expenditure and/or $10,000 in the aggregate;

6.2.12      negotiate with any other Person or entity the sale or other transfer, or Encumbrance, of the assets (except in connection with the Pre-Closing Reorganization) or the Equity Interests of the Company;

6.2.13      deposit all funds received into the Company’s principal bank accounts and will pay all expenses of the Company from such accounts; and

6.2.14      use commercially reasonable efforts (a) to effectuate the transactions contemplated by this Agreement, including the Pre-Closing Reorganization, and (b) to do all things necessary and proper to effect the transactions and agreements contemplated herein.

6.3        Product Development; Competition.  Sellers shall not directly or indirectly sell or develop online table games that are functionally similar or that would compete with the current products of the Company.  Subject to the foregoing, the Sellers shall not be restricted from operating Felt and developing products through Felt that are functionally similar to the current products of Felt.

6.4         Permits and Approvals.  Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, including, without limitation, all Gaming Approvals from all Gaming Authorities. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals, including, without limitation, all Gaming Approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals, including, without limitation, all Gaming Approvals.

6.5         Confidentiality.  No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions.

6.6         Supplement to Disclosure Schedules.  The Sellers may, from time to time prior to the Closing by written notice to the Purchaser, supplement the Disclosure Schedules in order to disclose any matter occurring following the date of this Agreement, which, if it had occurred prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (“Disclosure Update”).  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right to terminate this Agreement following a Disclosure Update by providing written notice to Sellers within ten (10) days following the applicable Disclosure Update if the subject of such Disclosure Update, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Company in any material respect.  Unless Purchaser timely provides such notice of termination, the Purchaser will have waived (i) any and all rights to terminate this Agreement by reason of the applicable Disclosure Update, and (ii) any resulting breach or breaches of the representations and warranties caused by the Disclosure Update.

6.7         Possible Tax Free Reorganization.  The parties agree to work together following the execution of this Agreement and prior to Closing to determine whether the transaction can feasibly be structured as a tax free reorganization pursuant to Section 368 of the Code, and if so, to modify this Agreement to conform to the requirements of a reverse merger transaction with no material change in terms, provided the final decision as to whether to proceed with a Section 368 tax free reorganization shall be at the Purchaser's sole discretion.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

7.1        Conditions Precedent to Closing of Purchaser.  Each and every obligation of Purchaser to enter into the transactions contemplated by this Agreement and complete the Closing is subject, at Purchaser’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1        The representations and warranties of the Company and Sellers, including, without limitation, the representations and warranties contained in Section 3.9.3 and Section 3.9.4, contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct in all respects, or all material respects, as the case may be, only as of such date or for such time period. The Disclosure Schedules to this Agreement will be accurate and current on and as of the Closing Date. Each Seller and the Company will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.  Each Seller and the Company will have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect;

7.1.2       No action, suit or proceeding will have been instituted before any court or Governmental Authority or instituted or threatened by any Person which would have a Material Adverse Effect on the assets, Obligations, financial condition or prospects of the Company or restrain or prevent the carrying out of the transactions contemplated hereby;

7.1.3       All necessary or advisable approvals, registrations, consents, licenses, or filings for the transactions contemplated hereby to be obtained or made by the Company, Purchaser, or any Seller, including, without limitation, any Gaming Approvals, will have been obtained and/or made, as the case may be, and shall be in full force and effect;

7.1.4        The Company and Sellers shall have consummated the Pre-Closing Reorganization in accordance with the terms set forth herein;

7.1.5        Chris Reynolds shall have entered into a consulting agreement with Purchaser in the Agreed Form;

7.1.6       The audited financial statements of the Company for the period 1 January 2019 to 31 December 2019 (“2019 Financial Statements)” shall have been delivered by the Sellers to the Purchaser and shall be Materially Consistent with the draft 2019 financial statements of the Company delivered to the Purchaser prior to the date of this Agreement;

7.1.7        There shall have been no Material Adverse Effect to any Seller, the Company, or the Business since the date of this Agreement;

7.1.8        Purchaser shall not have timely exercised its right to terminate this Agreement under the Company License Agreement Contingency;

7.1.9        Purchaser shall have received all of the approvals set forth in Schedule 4.4, and

7.1.10      The deliveries set forth in Section 8.1 shall have occurred.

7.2        Conditions Precedent to Closing of the Company and Sellers.  Each and every obligation of the Company and Sellers to enter into the transactions contemplated by this Agreement and complete the Closing is subject, at their option, to the fulfillment and satisfaction of each of the following conditions:

7.2.1        The representations and warranties of Purchaser contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Purchaser will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Purchaser will have delivered to Seller a certificate, dated the Closing Date, to the foregoing effect;

7.2.2        All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Purchaser, including, without limitation, any regulatory approvals, will have been obtained and/or made, as the case may be, and shall be in full force and effect;

7.2.3        No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any person which could materially prevent the Purchaser carrying out of the transactions contemplated hereby;

7.2.4        The Purchaser shall have received evidence satisfactory to the Purchaser that the Pre-Closing Reorganization has been consummated at least three (3) days prior to the Closing Date; and

7.2.5        The deliveries set forth in Section 8.2 shall have occurred.

ARTICLE 8
DELIVERIES AT CLOSING

8.1         The Company’s and Sellers’ Deliveries at Closing. The Sellers shall deliver or procure delivery to Purchaser at Closing of:

8.1.1        A resolution in writing of the Legal Owner and letters of direction from the Sellers resolving to transfer all of the Equity Interests to Purchaser.

8.1.2        Good standing certificate or the equivalent for the Company, dated no earlier than ten (10) days before the Closing Date, from the jurisdiction of incorporation or formation.

8.1.3        A certified copy of the articles of organization, and each amendment thereto, of the Company.

8.1.4        Duly executed resignations of each of the managers and officers of the Company.

8.1.5        The minute books, equity transfer books or similar books and records of the Company.

8.1.6        A written letter of direction, in form and substance reasonably satisfactory to Purchaser, executed by each Seller in accordance with Section 2.3.2.5.

8.1.7        A certificate, in a form satisfactory to Purchaser, signed by each Seller and an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 8.1 have been satisfied.

8.1.8        With respect to any Seller that does not want to be subject to required tax withholding obligations, a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

8.1.9        The Equity Restriction Agreement executed by the Sellers and the Indirect Share Recipients.

8.1.10      A certificate, in a form satisfactory to Purchaser, signed by each Seller and an authorized officer of the Company, dated as of the Closing Date, certifying as to the satisfaction of the conditions precedent set forth in Section 7.1.1.

8.1.11     All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Purchaser in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2         Purchaser’s Deliveries at Closing.  Purchaser shall deliver at Closing:

8.2.1        Payment of the Purchase Price as provided in Section 2.3.

8.2.2        The Equity Restriction Agreement executed by the Purchaser to the Sellers.

8.2.3        All other agreements, certificates, instruments and documents reasonably requested by any Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1         Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of eighteen (18) months following the Closing Date, except all Fundamental Representations and Warranties, which shall survive the Closing through the date of the applicable statute of limitations. All claims for indemnification under this Agreement must be asserted as provided in this Article 9 prior to the expiration of the applicable survival period set forth in this Section 9.1; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted after the Closing Date within the survival period specified in this Section 9.1 will survive until, but only for purposes of, the resolution of such claim.

9.2         Indemnification Obligations.

9.2.1           Indemnification by Sellers. Sellers shall severally (and not jointly) indemnify, defend and hold harmless Purchaser, the Company, and their respective affiliates, and Representatives, and shall reimburse each such Person for any Damages resulting from any of the following: (a) any breach or default in the performance by any of the Sellers of any covenant or agreement contained herein or in any certificate or other instrument delivered or to be delivered by or on behalf of any of the Sellers pursuant hereto or thereto other than those covenants set forth in Section 2.6.4, Section 6.3, and Section 6.5; (b) any breach of warranty or inaccurate representation made by any of the Sellers herein; (c) the Pre-Closing Reorganization; (d) without limiting (or being limited by) the foregoing, all Obligations of any kind or nature to third parties (excluding Purchaser or any of its affiliates) arising from the sale or provision of any products or services prior to the Closing (“Pre-Closing Obligations”); (e) any costs or expenses incurred in connection with the termination of Boston Nominees Limited or PGP Manager Limited; or (f) any breach or default in the performance by any of the Sellers of any covenant or agreement set forth in Section 2.6.4, Section 6.3, or Section 6.5.

9.2.2          Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Sellers and any of their affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (a) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; (b) any breach of warranty or inaccurate representation made by Purchaser herein; and (c) the operation of the Business of the Company after the Closing Date.

9.2.3          Claims for Indemnity. Whenever a claim for Damages shall arise for which one party (“Indemnitee”) shall be entitled to indemnification hereunder, Indemnitee shall notify the other party(s) (“Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been prejudiced in its ability to defend such claim.  Notwithstanding anything in this Agreement to the contrary, written notice of any Indemnitee’s claim for indemnification for breach of representations and warranties must be given within the survival period for such representations and warranties set forth in Section 9.1, and any indemnity claim for breaches of representations and warranties which has not been noticed in writing by such date shall be time-barred, irrespective of whether such claim was known or unknown by such date to the party seeking indemnification.  Each notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. If Indemnitee is duly notified of a dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of Indemnitor’s delivery of notice of a dispute, either party may seek judicial resolution of the dispute. Any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

9.2.4           Defense of Third-Party Claims. Upon receipt by Indemnitor of a notice from an Indemnitee with respect to any claim of a third party against Indemnitee, Indemnitor may assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor assumes the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder involving only cash payment and/or a release it from liability; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitees right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense (subject to the validity of the Indemnitee’s claim), and Indemnitee shall have control over the litigation and authority to resolve such claim with the prior consent of Indemnitor, which consent shall not be unreasonably withheld.

9.2.5          Method of Payment.  Any Damages that Purchaser is entitled to receive under this Section 9.2  or amounts that Purchaser is entitled to pursuant to Section 2.5 (“Purchaser Damages”) shall be satisfied by Sellers, through cash from the Cash Holdback or shares of Galaxy Common Stock from the Stock Holdback, on a joint and several basis, and without regard for any concept of several liability provided elsewhere in this Agreement, provided that with respect to the Stock Holdback, Purchaser shall satisfy Purchaser Damages proportionately against the shares of the Stock Holdback assigned to each Seller.  If the Cash Holdback and Stock Holdback have been fully depleted, and a Seller is otherwise still liable for Purchaser Damages under this Agreement, such Purchaser Damages shall be satisfied by Sellers, severally in proportion to their Pro Rata Share, paying the amount of Purchaser Damages to Purchaser in cash immediately upon demand. Notwithstanding anything to the contrary, if a Seller fails to make its Pro Rata Share payment of Purchaser Damages to Purchaser (or the Company, or their respective affiliates or Representatives) within five (5) days following demand from Purchaser, Purchaser may, at its option, satisfy payment of such Purchaser Damages through setoff against the Stock Component (“Setoff Rights”) attributable to such Seller.  The value of the Stock Component for purposes of Setoff Rights shall be the Release Date Stock Price.  Each Seller, on behalf of itself and any of its assignees that may receive a portion of the Stock Component, hereby appoints Purchaser as its authorized representative and attorney-in-fact for the purpose of legally and beneficially transferring shares of the Stock Component out of Seller’s, or its assignee’s, name and into the name of Purchaser and otherwise take all actions necessary or advisable to effectuate and reflect the transfer.  Purchaser Damages shall be treated as a reduction in the Purchase Price.

9.3         Limitations on Liability.  Notwithstanding anything to the contrary contained in this Agreement:

9.3.1          no indemnification payments will be made by or on behalf of the Sellers under Section 9.2.1(b) of this Agreement in respect of any individual claim or series of claims having the same nature or origin where the Damages relating thereto are less than $10,000, and such items less than $10,000 will not be aggregated for purposes of calculating the Deductible in Section 9.3.2 below; provided that this Section 9.3.1 shall not apply to indemnification obligations in respect of Fundamental Representations and Warranties;

9.3.2          no indemnification payments will be made by or on behalf of the Sellers under Section 9.2.1(b) of this Agreement until the aggregate amount of Damages for which the Sellers would (but for this Section 9.3.2) be liable thereunder exceeds 2% of the Purchase Price (such amount being, the “Deductible”), and then only to the extent of such excess over the Deductible; provided that this Section 9.3.2 shall not apply to indemnification obligations in respect of Fundamental Representations and Warranties;

9.3.3           the aggregate total amount in respect of which the Sellers will be liable for indemnification pursuant to Section 2.5 will not exceed an amount equal to the Customer Loss Indemnity Cap;

9.3.4          the aggregate total amount in respect of which the Sellers will be liable under this Agreement shall not exceed the Purchase Price; provided that the aggregate total amount in respect of which the Sellers will be liable under this Agreement relating to representations and warranties under Article 3 that are not Fundamental Representations and Warranties shall not exceed an amount equal to 50% of the Purchase Price; and provided further that the limitations contained in this Section 9.3 shall not apply with respect to the indemnification obligations set forth in Section 9.2.1(a) and Article 10.

9.4         No Double Recovery. Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to recover the amount of any Damages suffered by such Indemnitee more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnitor shall not be liable for indemnification to the extent the Indemnitee has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the procedures set forth in Section 9.2.

9.5         Cooperation.  Notwithstanding anything to the contrary contained in this ARTICLE 9, the parties shall cooperate with each other in connection with any claim for indemnification hereunder, including to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third-party claim is asserted.

9.6        Exclusive Remedy.  Except as set forth in Section 2.5 and ARTICLE 10 or in the case of fraud, the indemnification provided in this ARTICLE 9 will constitute the exclusive remedy of the Purchaser, the Company and their respective affiliates and Representatives, or Sellers and their affiliates and Representatives, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other instrument required hereunder.  Purchaser and Sellers each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s affiliates, to the contrary.

9.7         Adjustments to Purchase Price.  Any payments made pursuant to this ARTICLE 9 shall be consistently treated as adjustments to Purchase Price for all Tax purposes by Sellers and Purchaser.

9.8         Intentional Misrepresentation.  Notwithstanding any other provision hereof to the contrary, any claims of fraud shall not be limited by any survival period contained in this Agreement or any limit on indemnification or remedy contained in this Agreement.

9.9         Galaxy Games Licenses In. In no event shall Purchaser have a claim for indemnification hereunder to the extent such claim is for Damages arising out of Purchaser’s material breach of a specific License In to which Purchaser is the licensor; provided that, nothing in this Section 9.8 (or other Section of this Agreement), (a) limits Purchaser’s respective indemnification claim if the Company (or its respective Affiliate) first breached the applicable License In, or (b) waives or modifies any of Purchaser’s rights or defenses under the applicable Licenses In.

ARTICLE 10
TAX MATTERS

10.1      Payment of Taxes Sellers shall pay, and indemnify, defend and hold the Purchaser and the Company harmless against, any and all Taxes of the Company (including without limitation, any Taxes due from Sellers and any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection with any Taxes that are the Company’s or Sellers’ responsibility under this Section 10.1) allocable to any taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), including Taxes due after the Closing Date relating to deferred revenue for which the underlying license or maintenance payments were collected prior to the Closing Date.  In the case of any Straddle Period, to the extent permitted by Law, the amount of any Taxes based on or measured by income or receipts of the Company allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

10.2       Preparation of Tax Returns.     Preparation of Tax Returns.     Sellers, at their sole cost and expense and only if required by US federal tax law, shall prepare and file any IRS Form 1120 (and any comparable state, local, or foreign Tax Returns) of the Company for any Pre-Closing Tax Period (“Seller Prepared Returns”), and pay all Taxes shown as due thereon no later than five (5) business days before the due date of such Tax Returns (without regard to extensions). All Seller Prepared Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company, unless required otherwise by applicable Law.  Seller shall provide to Purchaser a draft of each such Seller Prepared Return required to be filed by the Company no later than thirty (30) days prior to the due date of such return and shall incorporate any reasonable comments received from Purchaser within fifteen (15) days of the date such draft Tax Returns are provided to Purchaser. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns (other than Seller Prepared Returns) with respect to the Company due after the Closing Date (“Purchaser Prepared Returns”).  If any Purchaser Prepared Return is in respect of a Straddle Period, it shall be accompanied by a statement setting forth the calculation of taxable income in the portions of the period covered by the relevant Purchaser Prepared Return ending on the Closing Date and beginning after the Closing Date, and shall incorporate any reasonable comments received by Sellers within fifteen (15) days of the date such draft Purchaser Prepared Returns are provided to Sellers. Sellers shall pay all Taxes which are allocable to the Pre-Closing Period (in accordance with Section 10.1) no later than fifteen (15) days before the due date of such Purchaser Prepared Returns (without regard to extensions).  No failure or delay of Purchaser in providing Purchaser Prepared Returns for Seller to review shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is actually prejudiced by such delay or failure.

10.3      Control of Tax Audits.  Sellers shall have the right, at their own expense, to control any audit or examination by any Governmental Authority (a “Tax Audit”), contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any Pre-Closing Tax Period; provided that Sellers shall not resolve any such contest without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.  Purchaser shall control, or have the Company control, any other Tax Audit, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for any periods other than a Pre-Closing Tax Period.

10.4      Cooperation.  Purchaser and the Company, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this ARTICLE 10, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, the Company, and Sellers shall: (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers as the case may be, shall allow the other party to take possession of such books and records.  Upon request, Purchaser and Sellers further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

10.5       Transfer Taxes.  Purchaser and Sellers shall each bear one half of all sales, transfer, stamp, real property transfer or gains or similar Taxes incurred, whether direct or indirect, as a result of the purchase of the Equity Interests by the Purchaser.

10.6       Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this ARTICLE 10, including, without limitation, the obligation of the Sellers to hold the Purchaser and the Company harmless under Section 10.1, shall survive the Closing indefinitely.

ARTICLE 11
TERMINATION

11.1       Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

11.1.1          by mutual consent of Purchaser, on the one hand, and Sellers on the other;

11.1.2         by Purchaser, on the one hand, or Sellers, on the other hand, if the Closing shall not have occurred by the Drop Dead Date, provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

11.1.3         by Purchaser, on the one hand, or Sellers on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

11.1.4          by Sellers if Purchaser: (a) breaches its representations and warranties in any material respect or (b) fails to comply in any material respect with any of its covenants or agreements contained herein;

11.1.5          by Purchaser if Sellers and/or the Company: (a) breach their representations and warranties in any material respect or (b) fail to comply in any material respect with any of its covenants or agreements contained herein; or

11.1.6          by Purchaser pursuant to Section 6.6.

11.1.7          by Purchaser pursuant to the Company License Agreement Contingency.

11.2      Effect of Termination.  In the event of termination of this Agreement by either Purchaser or Sellers as provided above, (i) the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 11.2, Section 6.5 (Confidentiality), the limitations on indemnity set forth in ARTICLE 9, Section 12.3 (Expenses) and Section 12.5 (Controlling Law), which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of Purchaser or Sellers to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination, and (ii) unless the limited situation described in Section 2.2.3 applies, the Earnest Money Deposit shall be returned to Purchaser.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1       Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

12.2       Publicity.  Any press release or similar announcement concerning the consummation of the transactions contemplated hereby by any party shall be provided to the other parties for review and approval prior to its release, which approval shall not be unreasonably withheld; provided, however, Sellers or Purchaser or their affiliates may, without the consent of the other, publish and use standard tombstone announcements regarding the consummation of the transactions contemplated by this Agreement; provided further, that in no event shall any party publicly disclose the Purchase Price or the approximate amount thereof, without the consent of the other parties.  Following the issuance of the initial announcement, either party may, without the consent of the other, publish additional announcements that contain substantially similar material as the initial announcement.  This Section 12.2 shall not prevent announcements provided by law or securities regulations, provided that the other parties hereto shall have the opportunity to read and comments on such announcements prior to the release thereof.

12.3       Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

12.4       Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

12.5       Governing Law; Jurisdiction; Waiver of Jury Trial.

12.5.1         The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof.

12.5.2         Any legal suit, action, or proceeding arising out of or based upon or relating to this Agreement or the transactions contemplated hereby shall be litigated in the State Court sitting in Wilmington, Delaware, or, if original jurisdiction can be established, in the United State District Court for the District of Delaware.  Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

12.5.3        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.6       Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a waiver of any other preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

12.7       Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party.  Notwithstanding the foregoing, to the extent necessary to accomplish its obligations under this Agreement, each Seller may, without the consent of Purchaser, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate of such Seller, including but not limited to its right to receive any portion of the Stock Component provided that such assignment shall not relieve any Seller of any of its obligations under this Agreement and Purchaser may, without the consent of Sellers, whether before or after the Closing, assign all of its rights under this Agreement to a wholly owned subsidiary of Purchaser, provided that such assignment shall not relieve Purchaser of any of its obligations under this Agreement.

12.8      Successors and Assigns; No Third-Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, including the stockholders of PGL, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

12.9       Notices.  Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (generally, “notices”) in writing and addressed to the other part(y)(ies) at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all notices by personal delivery, internationally recognized overnight courier (with all fees prepaid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the notice has complied with the requirements of this Section.

If to Sellers:	Progressive Games Licensing, LLC.
8383 Wilshire Boulevard
Suite 400, Beverly Hills, CA 90211
Attn: The Members
Email: Gavin@Pariah.us

With a copy to:

Joel Mandel joeltmg@aol.com
Ari Emanuel aemanuel@endeavorco.com
Neal Andres nealandres@hotmail.com
Robert Kory rkory@koryrice.com
Ronald Altbach r.altbach@regen-cap.com

Chris Reynolds
The Brew House
Upper Eashing
Godalming
Surrey GU7 2QA
United Kingdom
Email: reynolds_chris@icloud.com

Sam Williams
3 Longmead Road, London
SW17 8PN
United Kingdom
Email: samwilliams1@gmail.com

If to Purchaser:	Galaxy Gaming, Inc.
6767 Spencer Street
Las Vegas, Nevada 89119
Attn: Chief Executive Officer
Email: tcravens@GalaxyGaming.com, and hhagerty@GalaxyGaming.com, and bbenson@GalaxyGaming.com

12.10     Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

12.11     Cumulative Remedies. Except as provided in Section 9.6 hereof, no remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

12.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

12.13     Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

12.14     Interpretation.  The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.  The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.  Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement: (a) any noun or pronoun shall be deemed to include the plural and the singular; (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “or” shall be inclusive and not exclusive; (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement and all references to Schedules are to Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (f) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document at the date of this Agreement; and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

12.15     Warranty of Authority.  Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

12.16    Specific Performance for Purchaser. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed by Sellers in accordance with the terms hereof and that Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Purchaser is entitled hereunder.  Sellers’ sole and exclusive remedy for Purchaser’s failure to close the transactions contemplated under this Agreement shall be the Earnest Money Deposit.

12.17     Exhibits and Schedules.  The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule where the applicability thereto is reasonably apparent.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred.

12.18     Registration Rights.  If at any time or from time to time the Purchaser shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than with respect to any registration statement if it relates solely to Galaxy Common Stock to be issued pursuant to a stock option or other employee benefit plan, an exchange offer, a merger or consolidation with another corporation or an acquisition of assets), the Purchaser will give notice of the registration to the Sellers or any permitted assignee of the Galaxy Common Stock issued or assigned to Sellers under this Agreement (“Holders”) and will include shares requested by the Holders in such offering so long as the shares may not already be freely disposed of under Rule 144.  The Purchaser may limit or reduce to zero the number of Holder shares included in an offering if the Purchaser determines, in its sole discretion, that including all or any of such shares will have a detrimental impact on the price of the shares included in the registration.   All registration expenses incurred in connection with any registration, filing or qualification of Holder shares (other than underwriting discounts and commissions relating to the Galaxy Common Stock and any professional fees or costs of accounting, financial or legal advisors to any of the Holders) shall be borne by the Purchaser.  Each Holder agrees that it will not, without the prior written consent of the Purchaser or the managing underwriter if an offering is underwritten, during the 180 day period commencing on the date of the final prospectus relating to the registration of shares by the Purchaser, sell, transfer, lend or enter into any contract to sell shares (including any swap arrangement relating to shares) of the Purchaser.

12.19    Attorneys’ Fees.  In the event that Purchaser or Sellers institute any legal suit, action, or proceeding against the other part(y)(ies) arising out of or relating to this Agreement, the prevailing part(y)(ies) in the suit, action, or proceeding shall be entitled to receive and recover, in addition to all other damages to which it or they may be entitled, the costs incurred by such prevailing party in conducting the suit, action, or proceeding, including , without limitation, reasonable attorneys’ fees and expenses and court costs (including appellate attorneys’ fees and costs).

12.20     US Dollars.  All amounts referred to or contemplated in this Agreement shall be applied by using, or paid in, US Dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:

GALAXY GAMING, INC.

By:	/s/ Todd Cravens
Name:	Todd Cravens
Its:	CEO/President

LEGAL OWNER:

BOSTON NOMINEES LIMITED

By:	/s/ Alexander McNee
Name:	Alexander McNee
Its:	Director

SELLERS:

PROGRESSIVE GAMES LICENSING LLC

By:	/s/ Ronald Altbach
Name:	Ronald Altbach
Its:	Authorized Signatory

/s/ CHRIS REYNOLDS
CHRIS REYNOLDS

/s/ SAM WILLIAMS
SAM WILLIAMS